CREDIT AGREEMENT

among

AMERICAN CAPITAL STRATEGIES, LTD.,
as the Borrower,

THE LENDERS LISTED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, Swingline Lender and Issuing Lender,

and

BRANCH BANKING AND TRUST COMPANY,
as Issuing Lender

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Bookrunner and as Joint Lead Arranger,

BB&T CAPITAL MARKETS, LLC,
as Joint Lead Arranger,

and

CITICORP NORTH AMERICA, INC.,
JPMORGAN CHASE BANK, N.A.

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Co-Documentation Agents

May 16, 2007

ARTICLE I. DEFINITIONS 1

Section 1.1. Defined Terms 1

Section 1.2. Other Definitional Provisions 25

Section 1.3. Exchange Rates; Currency Equivalents 26

Section 1.4. Additional Alternative Lending Currencies 26

Section 1.5. Change of Currency 27

Section 1.6. Accounting Terms 27

Section 1.7. Computation of Time Periods 28

Section 1.8. Letter of Credit Amounts 28

ARTICLE II. THE LOANS; AMOUNT AND TERMS 28

Section 2.1. Revolving Loans 28

Section 2.2. Increase of the Commitments 30

Section 2.3. Letter of Credit Subfacility 32

Section 2.4. Swingline Loan Subfacility 35

Section 2.5. Fees 37

Section 2.6. Commitment Reductions 38

Section 2.7. Prepayments 39

Section 2.8. Minimum Principal Amounts 40

Section 2.9. Default Rate 40

Section 2.10. Conversion Options 40

Section 2.11. Computation of Interest and Fees 41

Section 2.12. Pro Rata Treatment and Payments 42

Section 2.13. Non-Receipt of Funds by the Administrative Agent 44

Section 2.14. Inability to Determine Interest Rate 45

Section 2.15. Illegality 45

Section 2.16. Requirements of Law 46

Section 2.17. Indemnity 47

Section 2.18. Taxes 47

Section 2.19. Indemnification; Nature of Issuing Lender's Duties 49

Section 2.20. Removal of Lenders 51

ARTICLE III. REPRESENTATIONS AND WARRANTIES 51

Section 3.1. Financial Information 51

Section 3.2. No Material Adverse Change 52

Section 3.3. Existence and Power 52

Section 3.4. Compliance with Laws 52

Section 3.5. Organizational and Governmental Authorization; No Contravention 52

Section 3.6. All Consents Required 52

Section 3.7. Binding Effect 52

Section 3.8. Litigation 53

Section 3.9. Investment Company Act 53

Section 3.10. Margin Stock 53

Section 3.11. Compliance with ERISA 53

Section 3.12. Subsidiaries 54

Section 3.13. Ownership of Property; Liens 54

Section 3.14. Taxes 54

Section 3.15. Patents, Trademarks, Etc 54

Section 3.16. Insolvency 54

Section 3.17. Capital Stock 55

Section 3.18. Available Non-Pledged Assets 55

Section 3.19. Labor Matters 55

Section 3.20. Full Disclosure 56

Section 3.21. No Default 56

Section 3.22. PATRIOT Act 56

ARTICLE IV. CONDITIONS PRECEDENT 56

Section 4.1. Conditions to Closing 56

Section 4.2. Conditions to All Extensions of Credit 58

ARTICLE V. affirmative COVENANTS 59

Section 5.1. Financial Statements 60

Section 5.2. Certificates; Other Information 60

Section 5.3. Payment of Taxes and Other Obligations 61

Section 5.4. Maintenance of Existence 61

Section 5.5. Maintenance of Property; Insurance 61

Section 5.6. Inspection of Property; Books and Records 62

Section 5.7. Notices 62

Section 5.8. Environmental Laws 63

Section 5.9. Financial Covenants 63

Section 5.10. Maintenance of Unsecured Debt Rating 64

Section 5.11. Compliance with Laws 64

Section 5.12. Use of Proceeds 64

ARTICLE VI. NEGATIVE COVENANTS 64

Section 6.1. Additional Debt 65

Section 6.2. Liens 65

Section 6.3. Consolidations, Mergers and Sales of Assets; Acquisitions 67

Section 6.4. Loans or Advances 67

Section 6.5. Transactions with Affiliates 68

Section 6.6. Change in Fiscal Year 68

Section 6.7. No Restrictive Agreement 68

Section 6.8. Restricted Payments 68

Section 6.9. Foreign Portfolio Investments; Liens 68

Section 6.10. Dissolution 69

ARTICLE VII. EVENTS OF DEFAULT 69

Section 7.1. Events of Default 69

Section 7.2. Acceleration; Remedies 71

ARTICLE VIII. THE ADMINISTRATIVE AGENT 72

Section 8.1. Appointment and Authority 72

Section 8.2. Nature of Duties 72

Section 8.3. Exculpatory Provisions 73

Section 8.4. Reliance by Administrative Agent 73

Section 8.5. Notice of Default 74

Section 8.6. Non-Reliance on Administrative Agent and Other Lenders 74

Section 8.7. Indemnification 74

Section 8.8. Administrative Agent in Its Individual Capacity 75

Section 8.9. Successor Administrative Agent 75

Section 8.10. Other Agents 76

ARTICLE IX. MISCELLANEOUS 76

Section 9.1. Amendments and Waivers 76

Section 9.2. Notices 79

Section 9.3. No Waiver; Cumulative Remedies 80

Section 9.4. Survival of Representations and Warranties 80

Section 9.5. Payment of Expenses and Taxes; Indemnification 80

Section 9.6. Successors and Assigns; Participations 81

Section 9.7. Adjustments; Set-off 85

Section 9.8. Table of Contents and Section Headings 86

Section 9.9. Counterparts 86

Section 9.10. Effectiveness 86

Section 9.11. Severability 86

Section 9.12. Integration 86

Section 9.13. Governing Law 86

Section 9.14. Consent to Jurisdiction and Service of Process 86

Section 9.15. Confidentiality 87

Section 9.16. Acknowledgments 88

Section 9.17. Waivers of Jury Trial; Waiver of Consequential Damages 88

Section 9.18. PATRIOT Act Notice 88

Section 9.19. Judgment Currency 89

Section 9.20. Publication of Materials 89

Schedules

Schedule 1.1(a) Form of Assignment and Assumption

Schedule 1.1(b) Mandatory Cost Formulae

Schedule 2.1(a) Schedule of Lenders and Revolving Commitments

Schedule 2.1(b)(i) Form of Notice of Borrowing

Schedule 2.1(e) Form of Revolving Note

Schedule 2.3(a) Existing Letters of Credit

Schedule 2.4(d) Form of Swingline Note

Schedule 2.10 Form of Notice of Conversion

Schedule 5.2(a)(i) Form of Compliance Certificate

Schedule 5.2(a)(ii) Form of Quarterly Report

Schedule 6.1 Existing Debt

CREDIT AGREEMENT, dated as of May 16, 2007 (as amended, restated, modified or supplemented from time to time, this "Agreement"), among AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (collectively, the "Lenders" and, individually, a "Lender"), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent" or the "Agent"), Swingline Lender and Issuing Lender, and Branch Banking and Trust Company, as Issuing Lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to extend to the Borrower, certain credit facilities on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms.

As used in this Agreement, terms defined in the preamble and recitals to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

"Acquisition" means the acquisition of (a) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type of security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (b) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person; provided that the term "Acquisition" shall exclude Portfolio Investments and Securitization Transactions.

"Adjusted EBIT" means, for any period, with respect to the Borrower and its Consolidated Subsidiaries, operating income after deduction of all operating expenses and other proper charges other than taxes and Interest Expense, plus net realized gains (losses) arising from investments, determined on a consolidated basis in accordance with GAAP.

"Administrative Agent" and "Agent" have the meanings set forth in the introductory paragraph hereof.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Lenders.

"Advances Outstanding" means on any day, the Outstanding Amount of all Revolving Loans, Swingline Loans and LOC Obligations.

"Affiliate" of any Person means (a) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (b) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (c) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that the term "Affiliate" shall not include any Person that constitutes a Portfolio Investment.

"Agreement" has the meaning set forth in the introductory paragraph hereof.

"Agreement Currency" has the meaning set forth in Section 9.19.

"Alternative Lending Currency" means each of Canadian Dollars, English Pounds Sterling, Euro and each other Currency (other than Dollars) that is approved in accordance with Section 1.4.

"Alternative Lending Currency Portfolio Investment Loan" has the meaning set forth in Section 6.9.

"Alternative Lending Currency Sub-Limit" has the meaning set forth in Section 2.1(a).

"Applicable Base Rate" means, with respect to Loans and LOC Obligations denominated (a) in Dollars, the U.S. Base Rate; (b) in Canadian Dollars, the Canadian Base Rate; (c) in English Pounds Sterling, the Sterling Base Rate; or (d) in Euro, the Euro Base Rate.

"Applicable Laws" means, for any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

"Applicable Lending Office" means, initially, the lending office or offices of each Lender set forth in such Lender's Administrative Questionnaire at which Loans of the various types and Currencies provided herein are to be made by such Lender; and thereafter, such other offices of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower.

"Applicable Percentage" means, (a) for Index Rate Loans, Sterling Base Rate Loans, Euro Base Rate Loans and U.S. Swingline Loans, the percentage set forth below opposite the Applicable Rating in the column labeled "Applicable Percentage for Index Rate Loans, Sterling Base Rate Loans, Euro Base Rate Loans and U.S. Swingline Loans", (b) for U.S. Base Rate Loans and Canadian Base Rate Loans, the percentage set forth below opposite the Applicable Rating in the column labeled "Applicable Percentage for U.S. Base Rate Loans and Canadian Base Rate Loans", and (c) for the Commitment Fee, the percentage set forth below opposite the Applicable Rating in the column labeled "Commitment Fee", as applicable.

Applicable Rating (S&P/Moody's/Fitch)	Applicable Percentage for Index Rate Loans, Sterling Base Rate Loans, Euro Base Rate Loans and U.S. Swingline Loans	Applicable Percentage for U.S. Base Rate Loans and Canadian Base Rate Loans	Commitment Fee
> or = A/A2/A	0.625%	0.00%	0.075%
> or = A-/A3/A-	0.70%	0.00%	0.10%
> or = BBB+/Baa1/BBB+	0.80%	0.00%	0.10%
> or = BBB/Baa2/BBB	0.90%	0.00%	0.125%
> or = BBB-/Baa3/BBB-	1.00%	0.00%	0.175%
> or = BB+/Ba1/BB+	1.15%	0.00%	0.25%
< BB+/Ba1/BB+	1.35%	0.00%	0.30%

Initially, the Applicable Percentages shall be determined based upon the Applicable Ratings specified in the certificate delivered pursuant to Section 4.1(j). Thereafter, each change in the Applicable Percentages resulting from a publicly announced change in the Applicable Ratings shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 5.7(f) and ending on the date immediately preceding the effective date of the next change in accordance with this definition and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change in accordance with this definition.

"Applicable Period" has the meaning set forth in the definition of "Applicable Percentage".

"Applicable Rating" means the Borrower's applicable senior unsecured debt rating from S&P, Moody's and Fitch, as applicable; provided that if the senior unsecured debt ratings from S&P, Moody's and Fitch are different, and (a) two ratings are equal and higher than the third, the higher rating will apply, (b) two ratings are equal and lower than the third, the lower rating will apply, or (c) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of S&P, Moody's and Fitch and the Borrower is split-rated and (x) the ratings differential is one level, the higher rating will apply or (y) the ratings differential is two levels or more, the rating immediately below the highest rating will apply. In the event that the Borrower shall maintain ratings from only one of S&P, Moody's and Fitch, the one rating shall apply.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Schedule 1.1(a) or any other form approved by the Administrative Agent.

"Assuming Lender" has the meaning set forth in Section 2.2(a).

"Available Non-Pledged Assets" means Available Non-Pledged Debt Assets and Available Non-Pledged Equity Assets.

"Available Non-Pledged Debt Assets" means, as of any date of determination thereof, an amount equal to the sum of (a) 50% of each Grade 2 Investment and (b) 100% of each Grade 3 Investment and Grade 4 Investment. For purposes of determining Available Non-Pledged Debt Assets, such investments shall be valued at their Fair Market Value as of any date of determination.

"Available Non-Pledged Equity Assets" means, as of any date of determination thereof, (a) an amount equal to 50% of each Eligible Equity Investment at any time that the Applicable Rating is BBB-/Baa3/BBB- or higher; or (b) an amount equal to 20% of each Eligible Equity Investment at any time that the Applicable Rating is BB+/Ba1/BB+ or lower. For purposes of determining Available Non-Pledged Equity Assets, such investments shall be valued at their Fair Market Value as of any date of determination.

"Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et. seq.), as amended from time to time.

"Base Rate Loans" means U.S. Base Rate Loans, Canadian Base Rate Loans, Sterling Base Rate Loans and Euro Base Rate Loans, as applicable.

"Benefited Lender" has the meaning set forth in Section 9.7(a).

"Borrower" has the meaning set forth in the introductory paragraph hereof.

"Borrowing Date" means, in respect of any Loan, the date such Loan is made.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York, New York and Charlotte, North Carolina and:

(a) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a EURIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such EURIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such EURIBOR Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to an Index Rate Loan denominated in a Currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant Currency are conducted by and between banks in the London or other applicable offshore interbank market for such Currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a Currency other than Dollars or Euro in respect of an Index Rate Loan denominated in a Currency other than Dollars or Euro, or any other dealings in any Currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Index Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the Principal Financial Center of the country of such Currency.

"Canadian BA Rate" means, for a particular Interest Period, the discount rate per annum (rounded upward to the nearest 1/100 of 1%) that is the arithmetic average of the discount rates for such Interest Period of the Canadian BA denominated in Canadian Dollars equal to (a) in the case of any Lender that is listed on Schedule I of the Bank Act (Canada), the average rate per annum for Canadian Dollar bankers' acceptances having such Interest Period as appears on the Reuters Screen CDCR Page (or any successor page) as of 10:00 A.M., Toronto time, on the first day of such Interest Period as determined by the Administrative Agent, (b) if such rate is not available at such time, the average discount rate for bankers' acceptances (accepted by Canadian chartered banks agreed to by the Administrative Agent and the Borrower) having such Interest Period as calculated by the Administrative Agent in accordance with normal market practice on such day or (c) in the case of all Lenders other than those listed on Schedule I of the Bank Act (Canada), the applicable rate set forth in clause (a) or (b) above plus 0.10%.

"Canadian BA Rate Loans" means Loans that bear interest at an interest rate based on the Canadian BA Rate.

"Canadian Base Rate" means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which shall at all times be equal to the rate per annum determined by the Administrative Agent to be the greater of (a) the arithmetic mean of the rates of interest which the Reference Banks will charge as their prime rates (or its equivalent or analogous such rate) for loans in Canadian Dollars at their offices in Canada as determined by the Administrative Agent and (b) the sum of (A) the yearly rate of interest to which the one month Canadian BA Rate is equivalent plus (B) 1% per annum.

"Canadian Base Rate Loans" means Loans that bear interest at an interest rate based on the Canadian Base Rate.

"Canadian Dollars" means the lawful currency of Canada.

"Capital Lease" means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

"Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

"Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition ("Government Obligations"), (b) U.S. Dollar denominated (or foreign Currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of any (i) United States commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than six (6) months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any bank described in clause (b)(ii) (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) Investments, classified in accordance with GAAP as current assets of the Borrower or its Subsidiaries, in money market investment programs that are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments (i) in corporate obligations having a remaining maturity of less than two years, issued by corporations having outstanding comparable obligations that are rated in the two highest categories of Moody's and S&P or no lower than the two highest long term debt ratings categories of either Moody's or S&P or (ii) of the character, quality and maturity described in clauses (a)-(e) of this definition.

"Closing Date" means the date of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

"Commitment" means, with respect to each Lender, the commitment of such Lender to (a) make Revolving Loans, (b) purchase participations in LOC Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any time outstanding up to an amount equal to such Lender's Commitment Percentage of the Committed Amount as specified in Schedule 2.1(a) or in the Register, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

"Commitment Fee" has the meaning set forth in Section 2.5(a).

"Commitment Increase" has the meaning set forth in Section 2.2(a).

"Commitment Increase Date" has the meaning set forth in Section 2.2(a).

"Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a) or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b) or an increase in the Commitments under Section 2.2.

"Commitment Termination Date" means May 16, 2012.

"Committed Amount" has the meaning set forth in Section 2.1(a).

"Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

"Competitor" means any non-bank financial institution or any alternative asset manager in competition with the Borrower.

"Compliance Certificate" has the meaning set forth in Section 5.2(a)(i).

"Consolidated Debt" means as of the date of any determination thereof, the aggregate unpaid amount of all Debt of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (a) extraordinary items and (b) profits attributable to any minority equity interests held by the Borrower or any Subsidiary in any Person that is not a Subsidiary which have not been paid to the Borrower or such Subsidiary.

"Consolidated Subsidiary" means at any date any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

"Consolidated Tangible Net Worth" means, at any time, Total Shareholders' Equity, less the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of all assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, unamortized debt discount and expense and deferred expenses.

"Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

"Credit Documents" means this Agreement, each of the Notes, the Letters of Credit, the LOC Documents, and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by the Borrower in connection therewith.

"Currency" means, with respect to any nation, the lawful currency of such nation.

"Debt" of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (f) all redeemable preferred stock of such Person (in the event such Person is a corporation), (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (h) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all Debt of others guaranteed by such Person, (j) all principal amounts outstanding and owed to Persons other than the Borrower or any Subsidiary in respect of Securitization Transaction obligations, (k) all obligations, direct or indirect (absolute or contingent) of such Person to repurchase property or assets sold or otherwise transferred by such Persons (excluding any customary obligations to repurchase property or assets sold or otherwise transferred in connection with a Securitization Transaction or total return swap), (l) all indebtedness, obligations or liabilities of that Person in respect of derivatives, determined as of such date on a net mark-to-market basis in accordance with customary market practice, and (m) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

"Default" means any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

"Defaulted Portfolio Loan" means any Portfolio Loan that is (a) sixty (60) days or more past due with respect to any interest or principal payments or (b) considered a "defaulted portfolio loan" by the Borrower.

"Defaulting Lender" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Agreement, including the funding of a Participation Interest in accordance with the terms hereof and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Lending Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Lending Currency.

"Dollars" and "$" means dollars in lawful currency of the United States of America.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Eligible Debt Investments" means Investment Loans that have been purchased or otherwise acquired by the Borrower or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an "Eligible Debt Investment" unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the obligor thereof, (b) such Investment, if applicable, is denominated and payable either in (1) Dollars or (2) Foreign Investment Currency, (c) such Investment is not subject to any Lien (other than an Inchoate Lien) and, if such Investment is owned by a Consolidated Subsidiary, the Borrower shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the Obligor in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) a party to a Defaulted Portfolio Loan.

"Eligible Equity Investments" means Investments in Equity Instruments that have been purchased or otherwise acquired by the Borrower or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an "Eligible Equity Investment" unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the issuer thereof, (b) such Investment, if applicable, is denominated and payable either in (1) Dollars or (2) Foreign Investment Currency, (c) such Investment is not subject to any Lien (other than an Inchoate Lien) and, if such Investment is owned by a Consolidated Subsidiary, the Borrower shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the issuer in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) in default beyond any period of grace with respect to such Investment or any term of any agreement or instrument evidencing such Investment.

"Eligible Investments" means Eligible Debt Investments and Eligible Equity Investments.

"EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

"EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European Currency.

"English Pounds Sterling" means the lawful currency of the United Kingdom.

"Environmental Laws" means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other requirement of any Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

"EURIBOR Rate" means, in relation to any EURIBOR Rate Loan denominated in Euro, (a) the applicable Screen Rate, or (b) if no Screen Rate is available for the Interest Period of such Loan, the rate offered by the Administrative Agent to major banks in the London interbank market, in each case as of 11:00 A.M., Brussels time, on the Quotation Day for the offering of deposits in Euro for delivery on the first day of such Interest Period in same day funds for a period comparable to the Interest Period for such Loan.

"EURIBOR Rate Loan" means Loans that bear interest at an interest rate based on the EURIBOR Rate.

"Euro" means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

"Euro Base Rate" means, for any day, a rate per annum equal to the main refinancing rate as set by the European Central Bank plus 1/2 of 1%.

"Euro Base Rate Loans" means Loans that bear interest at an interest rate based on the Euro Base Rate.

"Event of Default" means any of the events specified in Section 7.1; provided that any requirement for the giving of notice or the lapse of time, or both, or any other condition has been satisfied.

"Extension of Credit" means, as to any Lender or Issuing Lender, the making of a Loan by such Lender; the issuance, amendment, extension or renewal of, or participation in, a Letter of Credit by such Lender; or any Commitment Increase by such Lender.

"Existing Letters of Credit" means those letters of credit listed on Schedule 2.3(a).

"Fair Market Value" means with respect to any Investment, including without limitation, Pledged Investments, the fair market value of such Investment as required by, and in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Borrower, all as determined by the board of directors of the Borrower and reviewed by its independent auditors.

"Federal Funds Effective Rate" has the meaning set forth in the definition of "U.S. Base Rate".

"Fee Letter" means the letter agreement dated May 16, 2007, addressed to the Borrower from WCM and Wachovia, as amended, modified or otherwise supplemented.

"Fiscal Month" means any fiscal month of the Borrower.

"Fiscal Quarter" means any fiscal quarter of the Borrower.

"Fiscal Year" means the fiscal year of the Borrower for accounting purposes ending on December 31 of each calendar year and when preceded or followed by the designation of a calendar year (e.g., 2007 Fiscal Year means the Fiscal Year of the Borrower ending on December 31 of such designated calendar year).

"Fitch" means Fitch, Inc. or any successor thereto.

"Foreign Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Lending Currency as determined by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Alternative Lending Currency with Dollars.

"Foreign Investment Currency" means any Currency of a Permitted Country other than Dollars.

"Fronting Fee" has the meaning set forth in Section 2.5(b).

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles in effect in the United States applied on a consistent basis, subject, in the case of determination of compliance with the financial covenants set forth in Section 5.9, to the provisions of Section 1.4.

"Government Acts" has the meaning set forth in Section 2.19(a).

"Government Obligations" has the meaning set forth in the definition of "Cash Equivalents".

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

"Grade" means grades 1 through 4, each as determined in accordance with the risk rating scale of the Borrower, as of any date of determination, and pertaining to any Investment Loan or any Eligible Debt Investment.

"Grade 2 Investment" means any Eligible Debt Investment with a Grade of 2 and any Eligible Debt Investment that is a rated security that has been downgraded from its initial rating.

"Grade 3 Investment" means any Eligible Debt Investment with a Grade of 3 and any Eligible Debt Investment that is a rated security that has not been downgraded from its initial rating.

"Grade 4 Investment" means any Eligible Debt Investment with a Grade of 4.

"Hedging Agreements" means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or Currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

"Inchoate Liens" means (a) materialmen's, warehousemen's, mechanics' and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith with appropriate proceedings and (b) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith with appropriate proceedings.

"Increasing Lender" has the meaning set forth in Section 2.2(a).

"Indemnified Liabilities" has the meaning set forth in Section 9.5(a).

"Indemnified Person" has the meaning set forth in Section 9.5(a).

"Index Rate" means (a) with respect to Revolving Loans denominated in Dollars or Alternative Lending Currencies (other than Euros and Canadian Dollars), the LIBOR Rate; (b) with respect to Revolving Loans denominated in Canadian Dollars, the Canadian BA Rate; and (c) with respect to Revolving Loans denominated in Euros, the EURIBOR Rate.

"Index Rate Loans" means Revolving Loans that bear interest at an interest rate based on the Index Rate.

"Information" has the meaning set forth in Section 9.15.

"Information Materials" has the meaning set forth in Section 9.20.

"Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

"Insolvency Event" means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

"Insolvency Laws" means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

"Insolvency Proceeding" means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

"Interest Expense" means, with respect to the Borrower and its Consolidated Subsidiaries, and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations) of the Borrower and its Consolidated Subsidiaries and in any event shall include all interest expense with respect to any Debt in respect of which any of the Borrower or its Consolidated Subsidiaries is wholly or partially liable.

"Interest Payment Date" means (a) as to any Base Rate Loan, the last day of each March, June, September and December and the Commitment Termination Date, (b) as to any Swingline Loan, the last day of each quarter and the Commitment Termination Date, (c) as to any Index Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (d) as to any Index Rate Loan having an Interest Period longer than three months, (i) each three month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period.

"Interest Period" means, with respect to any Index Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Index Rate Loan and ending one, two, three or six months or, if available to each Lender, nine or twelve months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Index Rate Loan and ending one, two, three or six months or, if available to each Lender, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two (2) Business Days, in the case of LIBOR Rate Loans denominated in Dollars, or four (4) Business Days, in the case of Index Rate Loans denominated in Alternative Lending Currencies, prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to an Index Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to an Index Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a U.S. Base Rate Loan to replace the affected Index Rate Loan;

(iv) any Interest Period in respect of any Loan that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date; and

(v) no more than thirteen (13) Index Rate Loans may be in effect at any time. For purposes hereof, Index Rate Loans with different Interest Periods shall be considered as separate Index Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Index Rate Loan with a single Interest Period.

"Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guarantee or assumption of any obligation of such Person or otherwise.

"Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

"Investment Loan" means any rated commercial mortgage backed security or rated collateralized debt obligation security or senior or subordinate loan arising from the extension of credit to an Obligor by the Borrower or a Subsidiary of the Borrower in the ordinary course of business of the Borrower or such Subsidiary of the Borrower (including, without limitation, monies due or owing and all other amounts received from time to time with respect to such loan receivable).

"Investments in Equity Instruments" means each Investment owned by the Borrower or any Consolidated Subsidiary in (a) common stock, partnership interests or membership interests of any Person and that is classified as "Common Stock," "Partnership Units" or "Membership Units" on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter, (b) preferred stock (other than redeemable preferred stock) of any Person and that is classified as "Preferred Stock" on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter, (c) redeemable preferred stock of any Person and that is classified as "Redeemable Preferred Stock" on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter, (d) warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as "Common Stock Warrants," "Partnership Unit Warrants" or "Membership Unit Warrants" on the consolidated schedule of investments of the Borrower for the then most recently ended Fiscal Quarter and (e) non-rated commercial mortgage backed security or collateralized debt obligation securities of any Person.

"Issuances of Capital Stock/Conversions of Debt" means, for any Fiscal Quarter, the amount of any and all issuances of common stock, common stock under stock option plans or common stock under dividend reinvestment plans plus any and all Debt converted into Capital Stock, as reported on the Borrower's "Consolidated Statements of Changes in Net Assets" in the Borrower's financial statements for such Fiscal Quarter.

"Issuing Lender" means (a) with respect to the issuance of standby Letters of Credit, Wachovia and Branch Banking and Trust Company, and (b) with respect to the issuance of trade Letters of Credit, Wachovia.

"Judgment Currency" has the meaning set forth in Section 9.19.

"Lenders" and "Lender" have the meanings set forth in the introductory paragraph hereof.

"Letter of Credit Fee" has the meaning set forth in Section 2.5(b).

"Letters of Credit" means any letter of credit issued by the Issuing Lender pursuant to the terms hereof as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

"LIBOR" means, in relation to any Loan denominated in a Currency other than Euro or Canadian Dollars, (a) the applicable Screen Rate, or (b) if no Screen Rate is available for the Currency or Interest Period of such Loan, the rate offered by the Administrative Agent to major banks in the London interbank market, in each case as of 11:00 A.M., London time, on the Quotation Day for the offering of deposits in the Currency of such Loan and for a period comparable to the Interest Period for such Loan.

"LIBOR Market Index Rate" means, for any day, the one-month LIBOR Rate for Dollar deposits as reported on the Telerate Service, Telerate page 3750 as of 11:00 A.M., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Swingline Lender from another recognized source for interbank quotation).

"LIBOR Rate" for any Loan in any Currency means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - LIBOR Reserve Percentage

"LIBOR Rate Loan" means Loans that bear interest at an interest rate based on the LIBOR Rate.

"LIBOR Reserve Percentage" means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

"Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

"Loan" means a Revolving Loan or a Swingline Loan, as appropriate.

"LOC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender that has a Commitment, the commitment of such Lender to purchase participation interests in the Letters of Credit and an amount equal to such Lender's Commitment Percentage of LOC Committed Amount as specified in Schedule 2.1(a) or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

"LOC Committed Amount" has the meaning set forth in Section 2.3(a).

"LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

"LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

"Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(b).

"Mandatory LOC Borrowing" has the meaning set forth in Section 2.3(e).

"Mandatory Swingline Borrowing" has the meaning set forth in Section 2.4(b)(ii).

"Margin Stock" means "margin stock" as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Material Adverse Change" means with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

"Material Adverse Effect" means with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the validity, enforceability or collectibility of this Agreement or any other Credit Document, or (c) the ability of the Borrower to perform its obligations under this Agreement or any other Credit Document.

"Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

"Moody's" means Moody's Investors Service, Inc., or any successor thereto.

"Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

"National Currency" means the currency, other than the Euro, of a Participating Member State.

"Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

"Non-Consenting Lender" has the meaning set forth in Section 9.1.

"Note" or "Notes" means the Revolving Notes, and/or the Swingline Note, collectively, separately or individually, as appropriate.

"Notice of Borrowing" means a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate.

"Notice of Conversion" means the written notice of extension or conversion as referenced and defined in Section 2.10.

"Obligations" means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders and Administrative Agent or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, the Letters of Credit, any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement or any Credit Document, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. The term Obligations includes, without limitation, all Advances Outstanding, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), breakage costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Credit Documents.

"Obligor" means with respect to any Investment, the Person or Persons obligated to make payments pursuant to such Investment, including any guarantor thereof.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Outstanding Amount" means (a) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (b) with respect to any LOC Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such LOC Obligations on such date after giving effect to any Letter of Credit issuance occurring on such date and any other changes in the aggregate amount of the LOC Obligations as of such date, including as a result of any reimbursements by the Borrower of any unreimbursed obligations.

"Participant" has the meaning set forth in Section 9.6(d).

"Participating Member State" means each state so described in any EMU Legislation.

"Participation Interest" means a participation interest purchased by (a) a Lender in LOC Obligations as provided in Section 2.3(c) or (b) a participation interest purchased by a Lender in Swingline Loans as provided in Section 2.4.

"PATRIOT Act" has the meaning set forth in Section 3.22.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Country" means each of Australia, Austria, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, Portugal, Spain, Sweden, The Netherlands, The United Kingdom or the United States of America, and any other member of the European Economic and Monetary Union which has a foreign currency issuer credit rating of at least AA from S&P and Aa2 from Moody's.

"Permitted Liens" means with respect to the Borrower's interest in the Related Property related to any Investment, any of the following as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced: (a) materialmen's, warehousemen's, mechanics' and other liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (b) Liens for federal, state, municipal and other taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (c) Liens held by senior lenders with respect to Investments in subordinated or second lien debt, (d) Liens in favor of a collateral agent on behalf of all noteholders of the related Obligor, and (e) other Liens permitted under the documents in respect of the related Investment.

"Permitted Securitization Transaction" means any transaction or series of transactions that may be entered into by the Borrower and its Subsidiaries pursuant to which the Borrower and/or its Subsidiaries may sell, convey or otherwise transfer to a SPE Subsidiary and such SPE Subsidiary may sell, convey or otherwise transfer or grant a security interest in, any Investment Loan or any portion thereof or interest therein and related rights and assets (whether now existing or arising in the future); provided that:

(a) no Event of Default described in Section 7.1(a) or (e) has occurred and is continuing and the Borrower is in compliance with Section 5.9 at the time of such Permitted Securitization and, after giving effect to such Permitted Securitization Transaction, no Event of Default shall result therefrom;

(b) no portion of the indebtedness or any other obligations (contingent or otherwise) of a SPE Subsidiary or other Person (i) is guaranteed by the Borrower or its Subsidiaries (excluding Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or its Subsidiaries (other than the SPE Subsidiary) for payment other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or its Subsidiaries (other than the SPE Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings; and

(c) the Borrower and its Subsidiaries (other than the SPE Subsidiary) do not have any obligation to maintain or preserve the financial condition of the SPE Subsidiary, or any other Person or cause such entity to achieve certain levels of operating results.

"Person" means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

"Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

"Pledged Investments" means all Investments owned by the Borrower or any Consolidated Subsidiary pledged or otherwise encumbered by the Borrower or such Consolidated Subsidiary as security for a Secured Debt Obligation; provided that if such Secured Debt Obligation shall contain any conditions precedent to such Investments being included in any borrowing base calculation for such Secured Debt Obligation, such Investments shall satisfy such conditions.

"Portfolio Investments" means Investments made by the Borrower in the ordinary course of business and consistently with practices existing on December 31, 2006 (as the same may be updated from time to time) in a Person that is accounted for under GAAP as a portfolio investment of the Borrower.

"Portfolio Loan" means any Investment Loan serviced by the Borrower or an Affiliate of the Borrower, but excluding any Investment Loan which the Borrower or an Affiliate of the Borrower services for an unaffiliated third party or for a Portfolio Investment.

"Prime Rate" has the meaning set forth in the definition of "U.S. Base Rate".

"Principal Financial Center" means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

"Properties" means all real property owned or leased by the Borrower or any Subsidiary of the Borrower, wherever located.

"Quarterly Report" has the meaning set forth in Section 5.2(a)(ii).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a) if the Currency is English Pounds Sterling, two (2) Business Days before the first day of such period;

(b) if the Currency is Euro, the second TARGET Day that is also a Business Day in London before the first day of such period; or

(c) for any other Currency, two (2) Business Days before the first day of such period,

unless market practice differs in the relevant interbank market for a Currency, in which case the Quotation Day for such Currency will be determined in good faith by the Administrative Agent in accordance with market practice in such relevant interbank market.

"Reference Banks" means, in relation to the Canadian Base Rate, the principal offices of Canadian Imperial Bank of Commerce, The Bank of Montreal and Toronto-Dominion Bank, or such other banks as may be designated as Reference Banks by the Administrative Agent.

"Register" has the meaning set forth in Section 9.6(c).

"Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

"Related Fund" means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Related Property" means with respect to any Investment, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Investment.

"Reorganization" means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. Section 4043.

"Required Lenders" means Lenders holding in the aggregate greater than 50% of (a) the Commitments or (b) if the Commitments have been terminated, the Outstanding Amounts of all Loans and LOC Obligations and Participation Interests therein (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans); provided that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender's Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

"Requirement of Law" means, as to any Person, each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means, as to the Borrower, the President, any Vice-President, the Chief Executive Officer or the Chief Financial Officer.

"Restricted Payment" means (a) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Borrower's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (ii) any option, warrant or other right to acquire shares of the Borrower's capital stock.

"Revaluation Date" means, with respect to any Extension of Credit, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended or the date the rate is set, as applicable; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.3 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the Committed Amount or the LOC Committed Amount pursuant to the terms of Section 2.6, as the case may be; and (e) such additional dates as the Administrative Agent or the Required Lenders shall deem necessary upon notice to the Borrower; provided that each Extension of Credit will have a Revaluation Date at least quarterly. For purposes of determining availability hereunder, the rate of exchange for any Alternative Lending Currency shall be the Spot Rate.

"Revolving Loans" has the meaning set forth in Section 2.1.

"RIC" means a Person qualifying for treatment as a "regulated investment company" under the Code.

"S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"Screen Rate" means (a) in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant Currency and period; and (b) in relation to the EURIBOR Rate, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case as displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

"Secured Debt Obligations" means the financing transactions described on Schedule 6.1(a) and any other financing transaction undertaken by the Borrower or an Affiliate that is secured, directly or indirectly, by assets of the Borrower or an Affiliate, including any lease, asset securitization, repurchase transaction, secured loan or other transfer, in each case, as the same may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto.

"Securitization Transaction" means any financing transaction undertaken by the Borrower or an Affiliate of the Borrower that is secured, directly or indirectly, by an Investment Loan or any portion thereof or interest therein and related rights and assets, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer of one or more Investment Loans or any portion thereof and related rights and assets or interest therein.

"SPE Subsidiary" means a special purpose entity that is a Wholly Owned Subsidiary of the Borrower, created for the sole purpose of, and whose only business shall be, acquisition of Investment Loans pursuant to a Permitted Securitization Transaction and those activities incidental or related to a Permitted Securitization Transaction.

"Spot Rate" means the rate determined by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of Dollars with another Currency (other than Dollars) through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

"Standard Securitization Undertakings" means representations, warranties, covenants, guarantees and indemnities entered into by the Borrower or its Subsidiaries that are reasonably customary in securitization transactions and substantially similar to the representations, warranties, covenants, guarantees and indemnities entered into by the Borrower and its Subsidiaries in connection with the Secured Debt Obligations.

"Sterling Base Rate" means, for any day, the rate per annum equal to the base rate as set by the Monetary Policy Committee of the Bank of England plus 1/2 of 1%.

"Sterling Base Rate Loans" means Loans that bear interest at an interest rate based on the Sterling Base Rate.

"Subordinated Debt" means Debt of the Borrower that is fully subordinated, without qualification or contingency and otherwise in right of payment, in right to participate in liquidating distributions and in all other respects to the obligations and indebtedness now or hereafter owed by the Borrower to the Administrative Agent and the Lenders, or either of them, all pursuant to instruments satisfactory in form and substance to the Administrative Agent and the Required Lenders.

"Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that the term "Subsidiary" shall not include any Person that constitutes a Portfolio Investment.

"Swingline Commitment" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

"Swingline Committed Amount" means the amount of the Swingline Lender's Swingline Commitment as specified in Section 2.4(a).

"Swingline Lender" means Wachovia and any successor swingline lender.

"Swingline Loan" has the meaning set forth in Section 2.4(a).

"Swingline Note" means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

"Taxes" has the meaning set forth in Section 2.18.

"Total Available Assets" means as of any date of determination, the sum of (a) cash or Cash Equivalents of the Borrower and its Consolidated Subsidiaries other than "Restricted Cash" as set forth on the balance sheet in the Borrower's most recent Form 10-Q (or, if not set forth in such Form 10-Q, the Borrower's most recent Form 10-K) filed with the Securities and Exchange Commission, (b) Available Non-Pledged Debt Assets, and (c) Available Non-Pledged Equity Assets.

"Total Shareholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any redeemable preferred stock of the Borrower or any of its Consolidated Subsidiaries.

"UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

"United States" means the United States of America.

"Unsecured Debt" means, at any time, the aggregate unpaid principal amount of all Debt of the Borrower and its Consolidated Subsidiaries other than Debt of the Borrower or a Consolidated Subsidiary secured by any Lien.

"U.S. Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the U.S. Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the U.S. Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

"U.S. Base Rate Loans" means Loans that bear interest at an interest rate based on the U.S. Base Rate.

"U.S. Swingline Loans" means Swingline Loans denominated in Dollars.

"Wachovia" means Wachovia Bank, National Association, a national banking association.

"WCM" means Wachovia Capital Markets, LLC.

"Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

Section 1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The words "include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

(e) The words "writing", "written" and comparable terms shall refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.

(f) References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

Section 1.3. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and Outstanding Amounts denominated in Alternative Lending Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Index Rate Loan or Letter of Credit is denominated in an Alternative Lending Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Lending Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be. Except as expressly required herein, all payments with respect to any Loan denominated in an Alternative Lending Currency shall be made in the same such Alternative Lending Currency.

Section 1.4. Additional Alternative Lending Currencies.

(a) The Borrower may from time to time request that Index Rate Loans be made or Letters of Credit be issued in a Currency other than those specifically listed in the definition of "Alternative Lending Currency"; provided that such requested Currency is a lawful Currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request, as it relates to Index Rate Loans, shall be subject to the approval of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and, as it relates to Letters of Credit, shall be subject to the approval of the Administrative Agent and the Issuing Lender.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 A.M., ten (10) Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). The Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Index Rate Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 A.M., seven (7) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Index Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested Currency.

(c) Any failure by a Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Index Rate Loans to be made or Letters of Credit to be issued in such requested Currency. If the Administrative Agent and all the Lenders consent to making Index Rate Loans in such requested Currency, the Administrative Agent shall so notify the Borrower and such Currency shall thereupon be deemed for all purposes to be an Alternative Lending Currency hereunder for purposes of any Committed Borrowings of Index Rate Loans; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested Currency, the Administrative Agent shall so notify the Borrower and such Currency shall thereupon be deemed for all purposes to be an Alternative Lending Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional Currency under this Section 1.4, the Administrative Agent shall promptly so notify the Borrower.

Section 1.5. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful Currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the Currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that Currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful Currency; provided that if any borrowing in the Currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement relating to interest rate and Currency determinations shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Any such changes will be made by the Administrative Agent in consultation with the Borrower.

(c) Each provision of this Agreement relating to interest rate and Currency determinations also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders to be appropriate to reflect a change in Currency of any other country and any relevant market conventions or practices relating to the change in Currency. Any such changes will be made by the Administrative Agent in consultation with the Borrower.

Section 1.6. Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders, unless any change in GAAP is required by law or at the direction of the Securities and Exchange Commission; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.7. Computation of Time Periods.

All time references in this Agreement and the other Credit Documents shall be to Eastern Standard Time or Eastern Daylight Time, as applicable, unless otherwise indicated. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

Section 1.8. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any LOC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1. Revolving Loans.

(a) Revolving Commitment. Prior to the Commitment Termination Date, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars or in any Alternative Lending Currency ("Revolving Loans") to the Borrower from time to time for the purposes hereinafter set forth; provided that (i) with regard to each Lender individually, the sum of such Lender's share of the Outstanding Amount of Revolving Loans plus such Lender's Commitment Percentage of the Outstanding Amount of Swingline Loans plus such Lender's Commitment Percentage of the Outstanding Amount of LOC Obligations shall not exceed such Lender's Commitment Percentage of the aggregate Committed Amount, and (ii) with regard to the Lenders collectively, the Advances Outstanding shall not exceed the aggregate Committed Amount then in effect. For purposes hereof, the aggregate Dollar Equivalent available hereunder shall be ONE BILLION FIVE HUNDRED SIXTY-FIVE Million DOLLARS ($1,565,000,000) (as such aggregate maximum amount may be (w) increased from time to time as provided in Section 2.2 and (x) reduced from time to time as provided in Section 2.6, the "Committed Amount"); provided that the Outstanding Amount of Loans and LOC Obligations denominated in Alternative Lending Currencies shall not at any given time exceed 25% of the Committed Amount (the "Alternative Lending Currency Sub-Limit"). Revolving Loans may consist of Base Rate Loans or Index Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided that Revolving Loans denominated in (i) Dollars shall consist of U.S. Base Rate Loans or LIBOR Rate Loans, (ii) Canadian Dollars shall consist of Canadian Base Rate Loans or Canadian BA Rate Loans, (iii) Pounds Sterling shall consist of Sterling Base Rate Loans or LIBOR Rate Loans and (iv) Euro shall consist of Euro Base Rate Loans or EURIBOR Rate Loans. Loans shall be made by each Lender at its Applicable Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (each a "Notice of Borrowing") (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 11:00 A.M. on the same Business Day of the requested borrowing in the case of U.S. Base Rate Loans, on the second Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of Loans denominated in Alternative Lending Currencies. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Index Rate Loans or a combination thereof, and, if Loans denominated in Alternative Lending Currencies are requested, the Currency and, if applicable, the Interest Period(s) therefor. A form of Notice of Borrowing is attached as Schedule 2.1(b)(i). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of an Index Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a U.S. Base Rate Loan hereunder or (III) the Currency of Revolving Loan requested, then such notice shall be deemed to be a request for a Revolving Loan in Dollars hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender's share thereof.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate Dollar Equivalent of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the Applicable Lending Office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in the Currency of such Revolving Loan and in funds immediately available to the Administrative Agent. The Administrative Agent shall promptly credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full in the Currency of such Revolving Loans on the Commitment Termination Date.

(d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i) Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the Applicable Base Rate plus the Applicable Percentage; and

(ii) Index Rate Loans. During such periods as any Revolving Loans shall be comprised of Index Rate Loans, each such Index Rate Loan shall bear interest at a per annum rate equal to the sum of the applicable Index Rate plus the Applicable Percentage plus, in the case of a LIBOR Rate Loan or a EURIBOR Rate Loan which is lent from an Applicable Lending Office in the United Kingdom or a Participating Member State, the Mandatory Cost.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes. The Borrower's obligation to pay each Lender's Revolving Loans shall be evidenced by a Revolving Note made payable to such Lender in substantially the form of Schedule 2.1(e), if requested by such Lender.

Section 2.2. Increase of the Commitments.

(a) Requests for Increase by Borrower. The Borrower may, at any time, propose that the Commitments hereunder be increased (each such proposed increase being a "Commitment Increase") by notice to the Administrative Agent, specifying each existing Lender (each an "Increasing Lender") and/or each additional lender (each an "Assuming Lender") that shall have agreed, in its sole discretion, to an additional Commitment and the date on which such increase is to be effective (the "Commitment Increase Date"), which shall be a Business Day at least three (3) Business Days after delivery of such notice and ninety (90) days prior to the Commitment Termination Date; provided that:

(i) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase, shall be $10,000,000 or a larger multiple of $5,000,000 in excess thereof;

(ii) immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed ONE BILLION EIGHT HUNDRED FIFTEEN MILLION DOLLARS ($1,815,000,000);

(iii) each Assuming Lender shall be consented to by the Administrative Agent;

(iv) the conditions set forth in Section 4.2 shall be satisfied;

(v) the Borrower shall pay to WCM, for the benefit of the Lenders, such fees as may be agreed to by the parties; and

(vi) the Borrower shall execute such Notes as are necessary to reflect the increase in the Commitments.

(b) Effectiveness of Commitment Increase by Borrower. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender shall be increased as of such Commitment Increase Date; provided that:

(i) the Administrative Agent shall have received on or prior to 11:00 A.M. on such Commitment Increase Date, a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (a) has been satisfied; and

(ii) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 A.M. on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, duly executed by such Assuming Lender or Increasing Lender and the Borrower and acknowledged by the Administrative Agent.

(c) Recordation into Register. Upon its receipt of an agreement referred to in clause (b)(ii) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (b)(i) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower. This Agreement shall be amended by the Administrative Agent and the Borrower to reflect the addition of each Assuming Lender and the increase in Commitments of each Increasing Lender, which amendment shall not require the consent of the Required Lenders or the Lenders.

(d) Adjustments of Borrowings upon Effectiveness of Increase. In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (b)(i) and (b)(ii) above shall have occurred by 11:00 A.M. on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or e-mail. On the date of such Commitment Increase, the Borrower shall (A) prepay the outstanding Revolving Loans (if any) in full and (B) simultaneously borrow new Revolving Loans hereunder in an amount equal to such prepayment or such other lesser amount as may be determined by the Borrower; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.17 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their Participation Interests in any outstanding LOC Obligations so that such interests are held ratably in accordance with their Commitments as so increased.

Section 2.3. Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, prior to the Commitment Termination Date the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided that (i) the Outstanding Amount of LOC Obligations shall not at any time exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (the "LOC Committed Amount"), (ii) the Advances Outstanding shall not at any time exceed the aggregate Committed Amount then in effect, (iii) the Outstanding Amount of Loans and LOC Obligations denominated in Alternative Lending Currencies shall not at any given time exceed the Alternative Lending Currency Sub-Limit, (iv) all Letters of Credit shall be issued in Dollars or in an Alternative Lending Currency and (v) Letters of Credit shall be issued for any lawful corporate purposes and may be issued as standby letters of credit or as trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided that so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is fifteen (15) Business Days prior to the Commitment Termination Date. Furthermore, unless otherwise agreed to by the Issuing Lender, no trade Letter of Credit shall have an expiry date more than one hundred eighty (180) days from the date of issuance. Notwithstanding the foregoing, with the consent of the Administrative Agent and the Issuing Lender, Letters of Credit may have an expiry date extending beyond the date that is fifteen (15) Business Days prior to the Commitment Termination Date; provided that the Borrower deposits cash collateral with the Issuing Lender in an amount equal to 103% of the stated and undrawn amount of the Letter of Credit. Each Letter of Credit shall comply with the related LOC Documents. The issuance date and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $25,000, on a Dollar Equivalent basis. The Existing Letters of Credit shall be deemed to have been issued hereunder on the Closing Date, and no request for issuance thereof need be made.

(b) Notice and Reports. Unless otherwise agreed to by the Issuing Lender and Borrower, the request for the issuance of a standby Letter of Credit shall be submitted to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance, and the request for the issuance of a trade Letter of Credit shall be submitted to the Issuing Lender at least one Business Day prior to the requested date of issuance. The Issuing Lender will on the date of issuance of each Letter of Credit and promptly upon request provide to the Administrative Agent a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender, upon issuance of any Letter of Credit (or upon such Person becoming a Lender hereunder), shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in Dollars (i) if such unreimbursed drawing was made in Dollars, in the amount of such drawing and (ii) if such unreimbursed drawing was made in an Alternative Lending Currency, in an amount equal to the Dollar Equivalent of such drawing, in each case in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in the Currency of such drawing and in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall (x) if the Letter of Credit is in an Alternative Lending Currency, immediately be converted to Dollars at the exchange rate used at the time of such drawing and shall be repaid in such Dollar amount and (y) bear interest at a per annum rate equal to the U.S. Base Rate for the first two (2) Business Days and thereafter at the default rate set forth in Section 2.9. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in Dollars in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Reimbursement Obligations shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in immediately available funds, the amount of such Lender's Commitment Percentage of the Dollar Equivalent amount into which such unreimbursed drawing was converted. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the U.S. Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Loans hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing shall be immediately made comprised entirely of Revolving Loans in Dollars and bearing interest at the U.S. Base Rate (each such borrowing, a "Mandatory LOC Borrowing") pro rata based on each Lender's respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding that (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Lender's unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the U.S. Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder; provided that such supplement, modification, amendment, renewal or extension shall not cause the Borrower to pay an additional Fronting Fee on such Letter of Credit except for any Fronting Fees due with respect to any increase in the stated amount of such Letter of Credit.

(g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Reimbursement Obligations. In no event shall a Letter of Credit be issued for the account of an SPE Subsidiary in connection with a Securitization Transaction. Nothing in this Section 2.3(h) shall be construed to require the Issuing Lender to issue Letters of Credit for the account of a Subsidiary of the Borrower.

Section 2.4. Swingline Loan Subfacility.

(a) Swingline Commitment. Prior to the Commitment Termination Date, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars or in Alternative Lending Currencies consisting of Canadian Dollars, English Pounds Sterling or Euro to the Borrower (each a "Swingline Loan" and, collectively, "Swingline Loans") for the purposes hereinafter set forth; provided that (i) the Outstanding Amount of Swingline Loans any time shall not exceed 10% of the Committed Amount (the "Swingline Committed Amount"), (ii) the Advances Outstanding (determined as of the most recent Revaluation Date and after giving effect to the making of the requested Swingline Loan) shall not exceed the Committed Amount and (iii) the Outstanding Amount of Loans and LOC Obligations denominated in Alternative Lending Currencies shall not at any given time exceed the Alternative Lending Currency Sub-Limit. Swingline Loans hereunder may be borrowed and repaid on the same day, and may be otherwise repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower (A) not later than 2:00 P.M. on any Business Day requesting that a Swingline Loan be made in Dollars, the Swingline Lender will make a Swingline Loan which is denominated in Dollars available to the Borrower on the same Business Day and (B) not later than 10:00 A.M. (London, England time) on any Business Day requesting that a Swingline Loan be made in an Alternative Lending Currency, the Swingline Lender will make a Swingline Loan which is denominated in such Alternative Lending Currency available to the Borrower on such date. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof. Each such request for borrowing shall be irrevocable and shall specify (A) that a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) the Currency in which the borrowing shall be made. If the Borrower shall fail to specify in any such Notice of Borrowing the applicable Currency for such Swingline Loan, such Swingline Loan shall be made in Dollars.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Commitment Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing in Dollars comprised entirely of U.S. Base Rate Loans in the Dollar Equivalent amount of such Swingline Loans; provided that, with respect to Swingline Loans denominated in Alternative Lending Currencies, no such demand may be made within the first ten (10) days following the making of such Swingline Loans unless (A) an Event of Default or (B) a material disruption to the financial markets that are required to operate for Loans to be made or maintained in Alternative Lending Currencies has occurred and is continuing; and provided, further, that, with respect to any and all Swingline Loans, any such demand shall be deemed to have been given one (1) Business Day prior to each of (A) the Commitment Termination Date, (B) the occurrence of any Event of Default described in Section 7.1(e), (C) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a "Mandatory Swingline Borrowing"). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Committed Amount or termination of the Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) subject to clause (y) below, all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the U.S. Base Rate, and upon such purchase shall be entitled to interest on such amounts from and including the date of the Mandatory Swingline Borrowing.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.9, (i) U.S. Swingline Loans shall bear interest at a per annum rate equal to the LIBOR Market Index Rate plus the Applicable Percentage; and (ii) Swingline Loans denominated in Alternative Lending Currencies shall bear interest at a rate per annum equal to the Applicable Base Rate plus the Applicable Percentage; provided that for any period during which Revolving Loans are unavailable to repay U.S. Swingline Loans and the Lenders shall have funded their participations in such U.S. Swingline Loans, then such U.S. Swingline Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Percentage for U.S. Base Rate Loans during such period. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d).

Section 2.5. Fees.

(a) Commitment Fee. In consideration of the Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee (the "Commitment Fee") in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Committed Amount during the calendar quarter for which such fee is payable. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage, but Swingline Loans shall not be considered usage, of the Committed Amount. The Commitment Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter and on the date on which the Commitments terminate.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) a fee (the "Letter of Credit Fee") equal to the Applicable Percentage for Index Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter and on the date on which the Commitments terminate. In addition to the Letter of Credit Fee, the Borrower agrees to pay to the Issuing Lender, for its own account, a fronting fee (the "Fronting Fee") equal to the greater of (i) 0.10% of the face amount of each Letter of Credit when issued or (ii) $200. The Fronting Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter. The Issuing Lender shall, upon the written request of the Borrower, provide a full schedule of all Letter of Credit Fees and Issuing Lender Fees charged .

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to clause (b) hereof, the Borrower shall pay to the Issuing Lender for its own account the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, "Issuing Lender Fees").

(d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fee provided for in the Fee Letter, due and payable on the Closing Date and thereafter on each anniversary of the Closing Date until the Commitments have been terminated and the Obligations have been paid in full.

Section 2.6. Commitment Reductions.

(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Committed Amount at any time or from time to time upon not less than three Business Days' prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the Advances Outstanding would exceed the aggregate Committed Amount then in effect.

(b) Commitment Termination Date. The Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Commitment Termination Date.

Section 2.7. Prepayments.

(a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided that each partial prepayment of Revolving Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. For Revolving Loans, the Borrower shall give two (2) Business Days', in the case of LIBOR Rate Loans denominated in Dollars, or three (3) Business Days', in the case of Loans denominated in Alternative Lending Currencies, irrevocable notice and one (1) Business Day's irrevocable notice in the case of U.S. Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section 2.7(a) shall be applied to the outstanding Loans as the Borrower may elect; provided, that each Lender shall receive its pro rata share of any such prepayment based on its Commitment Percentage. All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and Swingline Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments.

(i) Committed Amount. If at any time after the Closing Date, the Advances Outstanding shall exceed the aggregate Committed Amount then in effect, the Borrower immediately shall prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess. If at any time after the Closing Date, the Outstanding Amount of Loans and LOC Obligations denominated in Alternative Lending Currencies shall exceed 105% of the aggregate Alternative Lending Currency Sub-Limit then in effect, upon the Borrower's obtaining actual knowledge of such excess or upon request by the Administrative Agent, the Borrower immediately shall prepay such Loans denominated in Alternative Lending Currencies and (after all such Loans have been repaid) cash collateralize LOC Obligations denominated in Alternative Lending Currencies, in an amount sufficient to eliminate such excess.

(ii) Currency of Mandatory Prepayments and Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.7(b) shall be paid in and applied as follows: (1) first, pro rata as to Currencies, to the payment in Dollars and Alternative Lending Currencies of outstanding Swingline Loans, (2) second, pro rata as to Currencies, to the payment in Dollars and Alternative Lending Currencies of outstanding Revolving Loans and (3) third, pro rata as to Currencies, in Dollars and Alternative Lending Currencies to a cash collateral account in respect of LOC Obligations denominated in Dollars and Alternative Lending Currencies. All prepayments under this Section 2.7(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

Section 2.8. Minimum Principal Amounts.

All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any borrowing shall be $1,000,000 or a whole multiple of $100,000 in excess thereof.

Section 2.9. Default Rate.

(a) Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under Section 7.1(a) or (e), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate 2% greater than the interest rate (including any Applicable Percentage and any Mandatory Cost) which would otherwise be applicable thereto (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the U.S. Base Rate plus the Applicable Percentage).

(b) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to this Section 2.9 shall be payable from time to time on demand.

Section 2.10. Conversion Options.

(a) The Borrower may, in the case of Revolving Loans, elect from time to time to convert Base Rate Loans to Index Rate Loans by giving the Administrative Agent irrevocable written notice of such election (each a "Notice of Conversion" by 11:00 A.M. at least (i) two (2) Business Days in advance, in the case of conversions of U.S. Base Rate Loans to LIBOR Rate Loans denominated in Dollars; and (ii) four (4) Business Days in advance, in the case of the conversions of Base Rate Loans denominated in Alternative Lending Currencies to Index Rate Loans denominated in the same such Alternative Lending Currencies. In addition, the Borrower may elect from time to time to convert Index Rate Loans to Base Rate Loans by giving the Administrative Agent irrevocable written notice by 11:00 A.M. at least one (1) Business Day in advance, in the case of conversions of LIBOR Rate Loans denominated in Dollars to U.S. Base Rate Loans, or four (4) Business Days in advance, in the case of conversions of Index Rate Loans denominated in Alternative Lending Currencies to Base Rate Loans denominated in the same such Alternative Lending Currencies. A form of Notice of Conversion is attached as Schedule 2.10. If the date upon which a Base Rate Loan is to be converted to an Index Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Loans may be converted as provided herein; provided that (i) no Base Rate Loan may be converted into an Index Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Index Rate Loans may only be converted to Base Rate Loans on the last day of the applicable Interest Period. If the date upon which an Index Rate Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a U.S. Base Rate Loan. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different Currency, but instead must be prepaid in the original Currency of such Revolving Loan and reborrowed in such other Currency.

(b) Any Index Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided that no Index Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a U.S. Base Rate Loan denominated in Dollars at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue an Index Rate Loan, or the continuation of Index Rate Loans is not permitted hereunder, such Index Rate Loans shall be automatically converted to U.S. Base Rate Loans at the end of the applicable Interest Period with respect thereto. The Administrative Agent shall notify the Borrower and each Lender of the details of any automatic conversion of Index Rate Loans to U.S. Base Rate Loans hereunder.

Section 2.11. Computation of Interest and Fees.

(a) Interest payable hereunder with respect to any U.S. Base Rate Loan based on the Prime Rate or Loans denominated in Canadian Dollars or English Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other computations of fees, interest and other amounts payable hereunder shall be made on the basis of a 360-day year and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Lending Currencies as to which market practice differs from the foregoing, as determined by the Administrative Agent in consultation with the Borrower, in accordance with such market practice. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of the applicable Index Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Applicable Base Rate shall become effective as of the opening of business on the day on which such change in the Applicable Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Loan), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under Applicable Law. If, from any possible construction of this Agreement or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under Applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under Applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other amount required to be paid hereunder does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by Applicable Law.

Section 2.12. Pro Rata Treatment and Payments.

(a) Allocation of Payments Before Event of Default. Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees and the Issuing Lender Fees). Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a); provided, that prepayments made pursuant to Section 2.15 shall be applied in accordance with such Section. Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified in Section 9.2 in immediately available funds not later than 1:00 P.M. on the date when due. All amounts owing under this Agreement are payable in Dollars, except for the principal of, and interest on, any Loan denominated in an Alternative Lending Currency, breakage costs relating thereto, and participations in, and reimbursements of drawings under Letters of Credit denominated in an Alternative Lending Currency, which are payable in such Alternative Lending Currency, or in Dollars as provided in Sections 2.3 and 2.4. If the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Index Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on an Index Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the Commitments shall have been terminated and the Loans and all other amounts under this Agreement shall have become due and payable in accordance with the terms of Section 7.2 hereof, all amounts collected or received by the Administrative Agent or any Lender on account of the Loans or any other amounts outstanding hereunder shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders hereunder;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' and consultants' fees) of each of the Lenders in connection with enforcing its rights hereunder;

FOURTH, to the payment of all accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Loans and the payment or cash collateralization of the outstanding LOC Obligations;

SIXTH, to all other amounts and obligations due and payable hereunder or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion of the then outstanding Loans and LOC Obligations held by such Lender) of amounts available to be applied pursuant to clauses "THIRD," "FOURTH," "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 2.12(b).

Section 2.13. Non-Receipt of Funds by the Administrative Agent.

(a) Except as provided in Section 2.13(d), unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made or will make such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Except as provided in Section 2.13(d), unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made or will make such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

(d) On the date of any borrowing of a Revolving Loan in an Alternative Lending Currency, the Administrative Agent shall make available to the Borrower the proceeds of such borrowing only upon actual receipt by the Administrative Agent from each Lender of such Lender's pro rata portion of such borrowing in such Alternative Lending Currency. On the date that any payment of the principal of or interest on any Revolving Loan denominated in an Alternative Lending Currency is due, the Administrative Agent shall make available to each Lender such Lender's pro rata portion of such payment only upon actual receipt by the Administrative Agent from the Borrower of such payment.

Section 2.14. Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Index Rate for any Currency for any Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the Index Rate does not adequately and fairly reflect the cost to such Lenders of funding Index Rate Loans that the Borrower has requested in such Currency during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such Index Rate Loans, any Loans that were requested to be made as Index Rate Loans in such Currency shall be made as U.S. Base Rate Loans and any Loans that were requested to be converted into or continued as Index Rate Loans in such Currency shall remain as or be converted into U.S. Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, Index Rate Loans in such Currency for the Interest Periods so affected.

Section 2.15. Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its Applicable Lending Office to make or maintain Index Rate Loans in any Currency as contemplated by this Agreement or to obtain in the interbank eurocurrency market through its Applicable Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make Index Rate Loans in such Currency or continue Index Rate Loans in such Currency shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender's Loans then outstanding as Index Rate Loans in such Currency, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as U.S. Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section 2.15 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Index Rate Loans in such Currency hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.15; provided that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.16. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any participation therein or any application relating thereto, or any Index Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender or taxes otherwise excluded in Section 2.18(a));

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Index Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining Index Rate Loans or the Letters of Credit or the participations therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its Index Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section 2.16; provided that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section 2.16 submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c) The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.17. Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. In furtherance and not in limitation of the foregoing, the Borrower agrees to indemnify and hold each Lender harmless from any loss, cost or expense including, without limitation, any loss, cost or expense incurred as a result of fluctuations in Alternative Lending Currency, which such Lender may sustain or incur as a consequence of (i) the payment of any principal of any Index Rate Loan other than on the last day of an Interest Period therefore (including as a result of an Event of Default), (ii) the conversion of any Index Rate Loan other than on the last day of an Interest Period therefor, (iii) the failure to borrow, convert, continue or prepay any Index Rate Loan on the date specified in any notice delivered hereto or (iv) the payment of any LOC Obligation denominated in Alternative Lending Currency on a date other than the due date thereof. A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty (30) days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.18. Taxes.

(a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any income taxes or other tax imposed on or measured by the net income or profits of a Lender (including for this purpose franchise taxes to the extent imposed on or measured by the net income or profits of a Lender) pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or as a result of a connection between such Lender and any jurisdiction other than a connection solely resulting from entering into this Agreement or the other transactions contemplated hereunder) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to Applicable Law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or successor forms) certifying such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY as set forth in clause (i) above. In addition, each Lender agrees that it will deliver, to the extent it may lawfully do so, upon the Borrower's request or upon such Lender becoming aware of the necessity therefor, updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender may lawfully do so but has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes or (III) the obligation to make such gross-up payments arises as a result of U.S. federal withholding tax imposed on the date such Lender becomes a party to this Agreement. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date on which such Lender becomes a party to this Agreement in any Applicable Law, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.18; provided that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower's payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Borrower or any other party.

(e) The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.19. Indemnification; Nature of Issuing Lender's Duties.

(a) In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

(b) As between the Borrower and the Issuing Lender and each Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Subject to Section 2.19(e), neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d) Nothing in this Section 2.19 is intended to limit the Reimbursement Obligations. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19 or in Section 2.3, the Borrower shall have no obligation to indemnify the Issuing Lender or any Lenders in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.20. Removal of Lenders.

The Borrower shall be permitted to replace with a replacement financial institution reasonably satisfactory to the Administrative Agent (a) any Lender that requests reimbursement for amounts owing or payments of additional amounts pursuant to Section 2.15, 2.16 or 2.18 or (b) any Defaulting Lender; provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender pursuant to the Credit Documents on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Index Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6(c) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18, as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 2.20, the Administrative Agent may, upon two (2) Business Days' prior written notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. The Borrower shall not be entitled to replace a Lender if, prior to such replacement, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 3.1. Financial Information.

The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by a nationally recognized independent accounting firm acceptable to the Administrative Agent, and the unaudited, consolidated financial statements of the Borrower for the interim period ended March 31, 2007, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

Section 3.2. No Material Adverse Change.

Since December 31, 2006 (and, after delivery of annual audited financial statements in accordance with Section 5.1(a), since the date of the most recently delivered annual audited financial statements), there has been no Material Adverse Change with respect to the Borrower and its Subsidiaries, taken as a whole.

Section 3.3. Existence and Power.

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to be so qualified or hold such powers, licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

Section 3.4. Compliance with Laws.

The Borrower and each of its Subsidiaries are in compliance with all Applicable Laws, including, without limitation, all Environmental Laws and the Investment Company Act, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

Section 3.5. Organizational and Governmental Authorization; No Contravention.

The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Credit Documents (a) are within the Borrower's organizational powers, (b) have been duly authorized by all necessary organizational action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) do not contravene, or constitute a default under, any provision of any Applicable Law or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree, contractual obligation or other instrument binding upon the Borrower or any of its Subsidiaries, and (e) except for Liens created by this Agreement and the other Credit Documents, if any, do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.6. All Consents Required.

All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Credit Document to which the Borrower is a party, have been obtained.

Section 3.7. Binding Effect.

This Agreement has been, and the Notes and the other Credit Documents, when executed and delivered in accordance with this Agreement, will have been, duly executed and delivered by the Borrower. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Credit Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Insolvency Laws.

Section 3.8. Litigation.

There is no investigation, action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Credit Documents.

Section 3.9. Investment Company Act.

The Borrower is an "investment company" that has elected to be regulated as a "business development company" within the meaning of the Investment Company Act and qualifies as a RIC.

Section 3.10. Margin Stock.

Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of "purchasing" or "carrying" any Margin Stock. No portion of the proceeds of any Loan hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 3.11. Compliance with ERISA.

(a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) None of the assets of the Borrower or any of its Subsidiaries constitute "plan assets," within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute "prohibited transactions" under ERISA or the Code.

Section 3.12. Subsidiaries.

Each of the Borrower's Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to be so qualified or hold such powers, licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect. The Borrower has no Subsidiaries except those Subsidiaries listed in the Borrower's most recent Form 10-Q (or, if not listed in such Form 10-Q, the Borrower's most recent Form 10-K) filed with the Securities and Exchange Commission.

Section 3.13. Ownership of Property; Liens.

The Borrower and each of its Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 6.2.

Section 3.14. Taxes.

There have been filed, on behalf of the Borrower and its Subsidiaries, all Federal and all material state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any of its Subsidiaries have been paid (other than taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 2006.

Section 3.15. Patents, Trademarks, Etc.

To the best of its knowledge, the Borrower and each of its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. To the best of its knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the Borrower and its Subsidiaries, does not infringe on the rights of any Person.

Section 3.16. Insolvency.

After giving effect to the execution and delivery of the Credit Documents and each Extension of Credit under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 3.17. Capital Stock.

All Capital Stock, debentures, bonds, notes and all other securities issued by the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all Applicable Laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's respective Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim except for Liens permitted by Section 6.2. At least a majority of the issued shares of Capital Stock of each of the other Subsidiaries of the Borrower (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim except for Liens permitted by Section 6.2.

Section 3.18. Available Non-Pledged Assets.

(a) (i) The information contained in the Quarterly Report delivered pursuant to Section 5.2(a)(ii) is an accurate and complete listing in all material respects of all Available Non-Pledged Assets, and the information contained therein with respect to the identity of such Available Non-Pledged Assets and the amounts owing thereunder is true and correct in all material respects, (ii) each Available Non-Pledged Debt Asset of the Borrower is an Eligible Debt Investment owned directly by the Borrower, (iii) each Available Non-Pledged Equity Asset of the Borrower is an Eligible Equity Investment and (iv) the Borrower owns and has marketable title to the Available Non-Pledged Assets, and each such Available Non-Pledged Asset and the Related Property is free and clear of any Lien of any Person (other than Inchoate Liens or, in the case of Related Property, Permitted Liens) and in compliance with all Applicable Laws;

(b) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Available Non-Pledged Assets other than any financing statement that has been terminated;

(c) the Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower; and

(d) each Available Non-Pledged Asset was originated without any fraud or material misrepresentation by the Borrower or, to the best of the Borrower's knowledge, on the part of the Obligor.

Section 3.19. Labor Matters.

There are no significant strikes, lockouts, slowdowns or other labor disputes against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened. The hours worked by and payment made to employees of the Borrower and each Subsidiary of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters.

Section 3.20. Full Disclosure.

All information furnished in writing by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is true and accurate and complete in all material respects and based on reasonable estimates on the date as of which such information is dated or certified, and none of such information is incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made as of the time when made or delivered.

Section 3.21. No Default.

Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No event has occurred and is continuing and no condition exists, or would result from the Extension of Credit or from the application of the proceeds therefrom, which constitutes or may be reasonably expected to constitute a Default or Event of Default.

Section 3.22. PATRIOT Act.

Neither the Borrower nor any Affiliate of the Borrower is (a) a country, territory, organization, person or entity named on an OFAC list, (b) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (c) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "PATRIOT Act"), i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (d) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1. Conditions to Closing.

This Agreement shall become effective upon, and the obligation of each Lender and the Swingline Lender to make the initial Extensions of Credit and the Swingline Loans, respectively, on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender that requests a Note, a Note, (iii) for the account of the Swingline Lender, the Swingline Note, and (iv) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Certificate of Incorporation, Etc. Copies of the certificate of incorporation or other charter or formation documents of the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(ii) Resolutions. Copies of resolutions of the board of directors (or executive committee thereof) of the Borrower approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws of the Borrower, certified by an officer of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the Borrower, each certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation, and each other state in which the Borrower is qualified to do business; and (ii) to the extent readily available, a certificate indicating payment of all corporate and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary to be true and correct as of the Closing Date, in form and substance satisfactory to Administrative Agent.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion of counsel for the Borrower dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance satisfactory to Administrative Agent.

(d) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.5.

(e) Litigation. There shall not exist any pending or, to the knowledge of the Borrower, threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to the Borrower or any of its Subsidiaries, this Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to result in a Material Adverse Effect.

(f) Government Consent. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.

(g) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.1 hereof, each in form and substance satisfactory to it.

(h) No Material Adverse Change. Since December 31, 2006, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(i) Financial Condition Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent and certified as accurate by a Responsible Officer, demonstrating compliance by the Borrower and its Subsidiaries as of the Closing Date with the financial covenants contained in Section 5.9 hereof.

(j) Officer's Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating (i) that no investigation, action, suit or proceeding is pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Credit Documents; (ii) that immediately after giving effect to this Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects; and (iii) the Applicable Ratings in effect on the Closing Date.

(k) PATRIOT Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the PATRIOT Act including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

(l) Repayment of Existing Indebtedness. The Administrative Agent shall have received evidence that the First Amended and Restated Credit Agreement, dated as of May 25, 2006, among the Borrower, the Lenders party thereto and the Administrative Agent has been or concurrently with the Closing Date is being terminated and repaid in full.

(m) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2. Conditions to All Extensions of Credit.

The obligation of each Lender and Issuing Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the Outstanding Amount of Revolving Loans plus the Outstanding Amount of Swingline Loan plus the Outstanding Amount of LOC Obligations shall not exceed the Committed Amount then in effect, (ii) the Outstanding Amount of LOC Obligations shall not exceed the LOC Committed Amount, (iii) the Outstanding Amount of Swingline Loans shall not exceed the Swingline Committed Amount, and (iv) the Outstanding Amount of Loans and LOC Obligations denominated in Alternative Lending Currencies shall not exceed the Alternative Lending Currency Sub-Limit.

(d) Availability of Alternative Lending Currency. In the case of an Extension of Credit to be denominated in an Alternative Lending Currency, there shall not have occurred any change in national or international financial, political or economic conditions or Currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in Alternative Lending Currency), the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Lending Currency) or the Swingline Lender (in the case of any Swingline Loans to be denominated in an Alternative Lending Currency) would make it impracticable for such Extension of Credit to be denominated in the relevant Alternative Lending Currency.

(e) Additional Conditions to Revolving Loans. If such Loan is made pursuant to Section 2.1, all conditions set forth in such Section shall have been satisfied.

(f) Additional Conditions to Letters of Credit. If such Extension of Credit is made pursuant to Section 2.3, all conditions set forth in such Section shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in clauses (a) through (f) of this Section 4.2 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations (other than contingent indemnification Obligations) under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, the Borrower shall, and shall cause each of its Subsidiaries, to:

Section 5.1. Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, cash flows and retained earnings of the Borrower and its Consolidated Subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding Fiscal Year, reported on without a "going concern" or like qualification, exception or assumption, or qualification or assumption indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; and

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, a company-prepared consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related company-prepared consolidated and consolidating statements of income, cash flows and retained earnings for the Borrower and its Consolidated Subsidiaries for such quarterly period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year (subject to normal recurring year-end audit adjustments) certified as to fairness of presentation, GAAP and consistency by the Chief Financial Officer of the Borrower;

all such financial statements to fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments) applied consistently throughout the periods reflected therein and further accompanied by, if applicable, a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.4.

Section 5.2. Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) a certificate of a Responsible Officer, substantially in the form of Schedule 5.2(a)(i) (each a "Compliance Certificate"), stating that (x) such financial statements present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (y) Borrower during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement to be observed, performed or satisfied by it, and (z) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and including calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period; and (ii) a quarterly report (the "Quarterly Report") signed by a Responsible Officer of the Borrower, substantially in the form of Schedule 5.2(a)(ii); and

(b) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3. Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (subject, where applicable, to specified grace periods) all its taxes (Federal, state, local and any other taxes) assessments, governmental changes, claims for labor, supplies, rent and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

Section 5.4. Maintenance of Existence.

Except as otherwise permitted by Sections 6.3 and 6.11, continue to engage in business or the same general type as now conducted by it on the Closing Date and, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower shall comply in all material respects with all "corporate separateness" requirements applicable to SPE Subsidiaries with respect to Securitization Transactions.

Section 5.5. Maintenance of Property; Insurance.

Maintain all of its properties and assets necessary to the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted. The Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain (either in the name of the Borrower or in such Subsidiary's own name), insurance with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar business.

Section 5.6. Inspection of Property; Books and Records.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities;

(b) Permit with reasonable prior notice, which notice shall not be required in the case a Default or an Event of Default shall have occurred, the Administrative Agent or its designee, at the expense of the Borrower, to perform periodic field audits and investigations of the Borrower and the Available Non-Pledged Assets, from time to time, provided that the field examinations at the Borrower's headquarters in Bethesda, Maryland shall be no more frequent than once each Fiscal Year unless an Event of Default has occurred and is continuing, in which case there shall be no such limitation on the number of field examinations; and

(c) Permit representatives of the Administrative Agent and any Lender at the expense of the Administrative Agent or such Lender, as applicable, prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (including computer tapes and disks) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

Section 5.7. Notices.

Promptly following the occurrence of an event or condition consisting of a Default or Event of Default, give written notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of the occurrence thereof (provided that in no event shall such notice be provided later than three (3) Business Days after the Borrower obtains actual knowledge thereof), and promptly (but in no event later than five (5) Business Days after Borrower obtains actual knowledge thereof) give written notice of the following to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a) the occurrence of any default or event of default under any Contractual Obligation of the Borrower or any Subsidiary involving a monetary claim in excess of $25,000,000;

(b) any order, judgment or decree exceeding $25,000,000 having been entered against the Borrower or any Subsidiary;

(c) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Lien permitted by Section 6.2) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(d) any notice of any violation received by Borrower from any Governmental Authority;

(e) any other development or event which could reasonably be expected to cause a Material Adverse Change in the Borrower or its Subsidiaries; and

(f) the announcement of any change or possible change in an Applicable Rating by S&P, Moody's or Fitch.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8. Environmental Laws.

(a) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.9. Financial Covenants.

Cause:

(a) Ratio of Adjusted EBIT to Interest Expense. The ratio of the Adjusted EBIT to Interest Expense of Borrower and its Consolidated Subsidiaries, determined as of the last day of each Fiscal Quarter for the period of four (4) successive Fiscal Quarters ended on such day, to be greater than or equal to 1.75 to 1.00 at the end of such Fiscal Quarter.

(b) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth at any time, determined as of the last day of each Fiscal Quarter, to be greater than or equal to (i) $3,500,000,000 plus (ii) 75% of the cumulative Dollar Equivalent of Issuances of Capital Stock/Conversions of Debt received at any time after December 31, 2006 (excluding the Dollar Equivalent of Issuances of Capital Stock/Conversions of Debt in respect of any issuance of Capital Stock or conversion of Debt into Capital Stock by a Consolidated Subsidiary to a Consolidated Subsidiary or to the Borrower).

(c) Total Available Asset Coverage Ratio. The ratio of Total Available Assets to Unsecured Debt, determined as of the last day of each Fiscal Quarter, to be greater than or equal to 1.55 to 1.00; provided that this covenant shall not apply at any time that the Applicable Rating is A-/A3/A- or better.

Section 5.10. Maintenance of Unsecured Debt Rating.

At all times maintain an unsecured debt rating by one of (a) S&P, (b) Moody's, or (c) Fitch, and each unsecured debt rating maintained by the Borrower shall at all time be equal to or greater than (i) in the case of S&P "BB", (ii) in the case of Moody's "Ba2", and (iii) in the case of Fitch "BB".

Section 5.11. Compliance with Laws.

(a) Comply, and cause each member of the Controlled Group to comply, in all material respects with all Applicable Laws (including but not limited to those with respect to the Investment Loans and any Related Property), and similar requirements of Governmental Authorities (including but not limited to PBGC), except where the failure to comply could not reasonably expected to have a Material Adverse Effect.

(b) At all times maintain its status as a RIC under the Code, and as a "business development company" under the Investment Company Act.

(c) Not permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

Section 5.12. Use of Proceeds.

(a) Use the proceeds of the Revolving Loans and the Swingline Loans to fund Portfolio Investments made in the ordinary course of the Borrower's business and for general corporate purposes;

(b) Use the proceeds of Revolving Loans in Alternative Lending Currencies solely to fund Portfolio Investments in the same Alternative Lending Currency; and

(c) Use each Letter of Credit for Portfolio Investments and for general corporate purposes.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations (other than contingent indemnification Obligations) under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, that the Borrower shall not, nor permit any of its Subsidiaries to:

Section 6.1. Additional Debt.

Directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for:

(a) the Debt owed to the Lenders, the Agent, the Issuer Lender and the Swingline Lender under this Agreement and the Credit Documents;

(b) the Debt described on Schedule 6.1, as such Debt may be amended, restated or refinanced from time to time; provided that such amendment, restatement or refinancing shall not cause the principal amount of such Debt to exceed the amounts set forth on Schedule 6.1;

(c) Debt in respect of Permitted Securitization Transactions;

(d) Debt (other than Debt described in clauses (b) and (c) of this Section 6.1) secured by a Lien upon assets of the Borrower, which shall not, at any time, exceed an aggregate principal amount of $300,000,000;

(e) Subordinated Debt;

(f) Debt and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(g) in addition to the other Debt permitted by this Section 6.1, Debt of the Borrower's Subsidiaries, which shall not, at any time, exceed an aggregate principal amount of $25,000,000; and

(h) other unsecured Debt of the Borrower with respect to which no scheduled principal payment shall be prior to the Commitment Termination Date; provided that the Borrower shall be permitted to issue unsecured term notes having maturities of not less than three (3) years, which shall be either pari passu or subordinated in right of payment to the Obligations hereunder and shall not, at any time, exceed an aggregate principal amount of $250,000,000;

provided that after giving effect to the issuance, assumption, creation or incurrence of the Debt permitted by this Section 6.1, no Default under Section 7.1(a) or (e) shall have occurred and be continuing and the Borrower shall be in compliance with Section 5.9.

Section 6.2. Liens.

Create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens granted by SPE Subsidiaries in Securitization Transaction assets and Liens on the equity interests of such SPE Subsidiaries;

(b) Liens granted by the Borrower to secure Debt permitted under Section 6.1(c);

(c) Liens granted by the Borrower to secure Debt permitted under Section 6.1(d);

(d) Liens granted by the Borrower to secure Debt in respect of the total return swaps permitted under Section 6.1(b) and replacements, extensions or renewals of any such Lien upon or in the same property subject thereto arising out of the replacement, extension or renewal of the Debt secured thereby;

(e) Inchoate Liens and, solely in respect of any Related Property, Permitted Liens existing on such Related Property;

(f) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations or otherwise in the ordinary course of business, in each case for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and for which it maintains adequate reserves, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g) pledges or deposits of cash and cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business provided that the amount of such pledges, deposits of cash and cash equivalents shall not exceed $25,000,000 in the aggregate at any time;

(h) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, operating leases;

(i) Leases or subleases granted by the Borrower or any Subsidiary in the ordinary course of business;

(j) The following Liens; provided that the aggregate amount of indebtedness, liabilities and obligations from time to time secured thereby shall not exceed $25,000,000:

(i) Liens arising in connection with Capital Leases and attaching only to the property being leased; and

(ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired;

(k) Liens existing on property at the time of the acquisition thereof by the Borrower or any Subsidiary (and not created in contemplation of such acquisition) provided that the aggregate amount of indebtedness, liabilities and obligations from time to time secured thereby shall not exceed $25,000,000;

(l) customary banker's liens and rights of set-off, refund or chargeback in favor of banks or other financial institutions where the Borrower or its Subsidiaries maintain deposits in the ordinary course of business; and

(m) Attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $25,000,000 arising in connection with court proceedings (provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings).

Section 6.3. Consolidations, Mergers and Sales of Assets; Acquisitions.

Consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another or into the Borrower, and (c) the Borrower may sell assets in a Permitted Securitization Transaction, and may sell Portfolio Investments in the ordinary course of business, for fair value, consistent with practices existing on December 31, 2006, in either case so long as no Event of Default exists or would result therefrom. Neither the Borrower nor any Subsidiary of the Borrower shall enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or related to one or more line or lines of business conducted by the Borrower and its Subsidiaries, (b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and the Borrower will be in compliance with Section 5.9, and (c) the Person acquired shall be a Subsidiary, or be merged into the Borrower or a Wholly Owned Subsidiary, promptly upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary of the Borrower); provided that nothing contained in this Section 6.3 shall be construed to permit the Borrower or any Subsidiary of the Borrower to issue, assume, create, incur or suffer to exist any Debt except as permitted under Section 6.1.

Section 6.4. Loans or Advances.

Make loans or advances to any Person except: (a) loans or advances to one or more Affiliates of the Borrower that do not exceed $50,000,000 in the aggregate, subject, in the case of Consolidated Subsidiaries, to the limitations set forth in Section 6.1(f); (b) deposits required by government agencies or public utilities; and (c) Investment Loans made in the ordinary course of business to Obligors.

Section 6.5. Transactions with Affiliates.

Enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary of the Borrower), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate; provided that this Section 6.5 shall not apply to: (a) the origination, administration or modification of a Portfolio Investment; (b) the exercise of any right or remedy in connection with a Portfolio Investment or (c) Securitization Transactions.

Section 6.6. Change in Fiscal Year.

Change its Fiscal Year without the consent of the Required Lenders.

Section 6.7. No Restrictive Agreement.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower (other than SPE Subsidiaries) to make any dividend payments or other distributions in respect of its Capital Stock, to repay Debt owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than restrictions which exist under any agreement or instrument creating a Lien permitted under Sections 6.1(b), (c) and (d) (but only to the extent such restriction or encumbrance applies to the assets subject to such Lien permitted under Sections 6.1(b), (c) and (d)), customary restrictions in leases, licenses and other contracts restricting the assignment thereof and customary restrictions contained in agreements relating to the sale of assets or stock pending such sale; provided that in no event shall the Borrower provide covenants setting forth a Total Available Asset Coverage Ratio (or any comparable or similar ratio) more restrictive than Section 5.9(c).

Section 6.8. Restricted Payments.

If a Default or Event of Default specified in Section 7.1(a) or (e) shall have occurred and be continuing, or if, as a result of the occurrence of any other Event of Default, the Obligations have been accelerated pursuant to Section 7.2, (a) make any dividend or other distribution on account of any of its Capital Stock; provided that the Borrower may make dividends on account of its Capital Stock to the extent such dividends are required under the Code to be made in order to maintain the Borrower's status as a RIC under the Code; (b) effect any acquisition for value of any Capital Stock of the Borrower; or (c) effect any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Capital Stock of the Borrower.

Section 6.9. Foreign Portfolio Investments; Liens.

Permit Portfolio Investments purchased or acquired by the Borrower with proceeds of Revolving Loans in an Alternative Lending Currency (each such Loan an "Alternative Lending Currency Portfolio Investment Loan") to be encumbered by any Liens (other than Inchoate Liens or Liens in favor of the Administrative Agent on behalf of the Lenders), while such Alternative Lending Currency Portfolio Investment Loan is outstanding.

Section 6.10. Dissolution.

Suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary of the Borrower, except: (a) through corporate reorganization to the extent permitted by Section 6.3; (b) Restricted Payments that are not precluded by Section 6.8; and (c) the dissolution or liquidation of Subsidiaries; provided that such Subsidiary transfers all of its assets to the Borrower or a Wholly Owned Subsidiary prior to such liquidation or dissolution.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1. Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

(a) Payment Default. The Borrower shall fail to pay, in the Currency required hereunder, any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure to pay any interest or any fee shall continue unremedied for five (5) Business Days; or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant Default. (i) The Borrower shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, 5.2(a), 5.2(b), 5.4 (solely as it relates to preservation of the Borrower's existence in its jurisdiction of organization), 5.7, 5.9 or 5.11(b) or in Article VI hereof; or (ii) the Borrower shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among the Borrower, the Administrative Agent and the Lenders or executed by the Borrower in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days after the earlier of (i) a Responsible Officer becoming aware thereof or (ii) notice from the Agent to the Borrower; or

(d) Other Debt. The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Debt (other than the Notes) in a principal amount outstanding of equal to or greater than $25,000,000 in the aggregate beyond any applicable grace or cure period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any Debt in a principal amount outstanding of equal to or greater than $25,000,000 in the aggregate or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity; provided that this clause (d) shall not apply to any "amortization event", "additional principal amount" or substantially similar concept in respect of any Debt incurred in connection with Permitted Securitization Transactions; or

(e) Bankruptcy Default. (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $25,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(g) ERISA Default. The Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(h) ERISA Tax Lien. A federal tax lien shall be filed against the Borrower or any Subsidiary of the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary of the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of twenty-five (25) days after the date of filing; or

(i) Change of Control. (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(j) Ownership of Subsidiaries. If the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock (in the case of a corporation ) or membership interests (in the case of a limited liability company) or equivalent equity interests (in the case of any other type of entity) of each Subsidiary of the Borrower (including without limitation American Capital Financial Services Inc.) except as permitted by this Agreement; or

(k) Failure of Credit Documents. This Agreement or any other Credit Document or any provision hereof or thereof shall cease to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or Borrower or any Person acting by or on behalf of any Borrower shall deny or disaffirm such Person's obligations under this Agreement or any other Credit Document.

Section 7.2. Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding, and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) by notice of default to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Credit Documents and Applicable Law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 8.2. Nature of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.3. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7. Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender and the Swingline Lender in its capacity hereunder and their Affiliates, acting hereunder for and on behalf of such Persons, and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee's gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, and all other amounts payable hereunder.

Section 8.8. Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9. Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, absent an Event of Default, with the Borrower's consent, to appoint a successor, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.10. Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "joint book runner" or "joint lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendments and Waivers.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, waived or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan, Note or unreimbursed LOC Obligations or any installment thereon, or reduce the amount or stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; provided that it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b) shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note; or

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all of the Lenders; or

(iii) release the Borrower from its obligations hereunder, without the written consent of all of the Lenders; or

(iv) subordinate the Loans to any other Debt without the written consent of all of the Lenders; or

(v) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of all of the Lenders; provided that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vi) permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all of the Lenders, as appropriate; or

(viii) amend, modify or waive the order in which Obligations are paid in Section 2.12(b), any provision hereof requiring ratable funding by Lenders, any provision hereof requiring that payments be made ratably to Lenders or Section 9.7 without the written consent of each Lender directly affected thereby; or

(ix) amend Section 1.4 without the written consent of each Lender; or

(x) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent.

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

In the event that any Lender (a "Non-Consenting Lender") fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section 9.1, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (A) such replacement does not conflict with any Applicable Law, (B) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Credit Documents on or prior to the date of replacement, (C) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (D) the Borrower shall be liable to the Non-Consenting Lender under Section 2.17 if any Index Rate Loan owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (E) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (F) until such time as such replacement shall be consummated, the Borrowers shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16, 2.17 or 2.18, as the case may be, (G) the Borrower provides at least three (3) Business Days' prior notice to the Non-Consenting Lender, and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 9.1, the Administrative Agent may, upon two (2) Business Days' prior written notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans, or increases in the Loans pursuant to Section 2.2, as provided for hereunder; provided that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

Section 9.2. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

The Borrower	American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attention: Compliance Officer and Legal Department Telecopier: (301) 654-6714 Telephone: (301) 951-6122
with a copy to:	American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attention: Debt Capital Markets Telecopier: (301) 654-0593 Telephone: (301) 951-6122
The Administrative Agent:	Wachovia Bank, National Association 201 South College Street NC0680/CP8 Charlotte, North Carolina 28288-0608 Attention: Syndication Agency Services Telecopier: (704) 383-0288 Telephone: (704) 374-2698
with a copy to:	Wachovia Bank, National Association One Wachovia Center, Mail Code: NC0602 Charlotte, North Carolina 28288-0602 Attention: Michael W. Romanzo Telecopier: (704) 715-0067 Telephone: (704) 383-5267
A Lender	Such Lender's address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites and including without limitation with respect to the Issuing Lender, CyberImport) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process or to notices to any Lender or the Issuing Lender pursuant to Article II unless such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is capable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.3. No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5. Payment of Expenses and Taxes; Indemnification.

(a) The Borrower agrees to (i) pay or reimburse the Administrative Agent and WCM for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (ii) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (iii) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and WCM harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation, administration or enforcement of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender, the Administrative Agent, the Issuing Lender, the Swingline Lender and WCM and each of their respective Affiliates, employees, agents, officers and directors (each an "Indemnified Person") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance or administration of the Credit Documents or any such other documents and the use, or proposed use, of proceeds of the Loans or otherwise relating in any way to any of the foregoing (all of the foregoing, collectively, "Indemnified Liabilities"); provided that the Borrower shall not have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b) The Borrower further agrees to defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims (including claims of third parties), demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation or alleged violation of, noncompliance or alleged noncompliance, with or liability under, any Environmental Law applicable to the operations of any Borrower or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction.

(c) The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

Section 9.6. Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Commencing on the three-month anniversary of the Closing Date, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a "Trade Date" is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Competitors. No such assignment shall be made to a Person that is a Competitor; provided that any such assignment shall be permitted upon the occurrence and during the continuation of an Event of Default described in Section 7.1(a) or (e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.18 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Lender and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or its Note to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such �ledge or assignee for such Lender as a party hereto.

Section 9.7. Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, or Participation Interests, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan or Participation Interests (as the case may be), or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans or Participation Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any Currency, and any other credits, indebtedness or claims, in any Currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Obligations of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any Currency, whether arising hereunder or, under any other Credit Document provided by such Lender pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower, or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8. Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9. Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.10. Effectiveness.

This Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12. Integration.

This Agreement and the Notes, if any, represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes, if any.

Section 9.13. Governing Law.

This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 9.14. Consent to Jurisdiction and Service of Process.

Any legal action or proceeding with respect to this Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. The Borrower irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower to be effective and binding service in every respect. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower in the court of any other jurisdiction.

Section 9.15. Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Hedging Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential, to (i) an investor or prospective investor in securities issued by a Related Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Related Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by a Related Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by a Related Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Borrower, the Loans and the Credit Documents in connection with ratings issued in respect of securities issued by a Related Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.16. Acknowledgments.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrower and the Lenders.

Section 9.17. Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. The Borrower, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Agreement or any of their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18. PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 9.19. Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one Currency into another Currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first Currency with such other Currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a Currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such Currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 9.20. Publication of Materials.

The Borrower agrees to cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, "Information Materials") pursuant to Sections 5.1 and 5.2 and will designate (a) such Information Materials that are either available to the public or not material with respect to the Borrower and its subsidiaries or any of their respective securities for purposes of United States federal and state securities laws as "PUBLIC INFORMATION" and (b) any other Information Materials as "PRIVATE INFORMATION".

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	AMERICAN CAPITAL STRATEGIES, LTD., as the Borrower By: /s/ John J. Hooker Name: John J. Hooker Title: Vice President

ADMINISTRATIVE AGENT	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender By: /s/ Mike Romanzo Name: Mike Romanzo Title: Director

LENDERS	BRANCH BANKING AND TRUST COMPANY, as Issuing Lender and as a Lender By: /s/ James E. Davis Name: James E. Davis Title: Senior Vice President

[ADDITIONAL LENDERS]

CITICORP N.A., INC, as a Lender By: /s/ Thomas Fontana Name: Thomas Fontana Title: Managing Director

CREDIT SUISSE, Cayman Islands Branch, as a Lender By: /s/ Jay Chall Name: Jay Chall Title: Director By: /s/ Bernard Schmid Name: Bernard Schmidl Title: Assistant Vice President

JP Morgan Chase Bank, N.A., as a Lender By: /s/ Richard J. Poworoznek Name: Richard J. Poworoznek Title: Executive Director

BANK OF AMERICA, N.A., as a Lender By: /s/ Alexa Bradford Name: Alexa Bradford Title: Senior Vice President

BMO Capital Markets Financing, Inc., as a Lender By: /s/ Amy K. Dumser Name: Amy K. Dumser Title: Director

Bear Stearns Corporate Lending Inc., as a Lender By: /s/ Victor Bulzacchelli Name: Victor Bulzacchelli Title: Vice President

FORTIS CAPITAL CORP., as a Lender By: /s/ Alan Krouk Name: Alan Krouk Title: Managing Director By: /s/ Shane Klein Name: Shane Klein Title: Senior Vice President

HSBC Bank USA, N.A., as a Lender By: /s/ Vince Clark Name: Vince Clark Title: Senior Vice President

Sun Trust Bank, as a Lender By: /s/ Robert S. Ashcom Name: Robert S. Ashcom Title: Director

UBS LOAN FINANCE LLC, as a Lender By: /s/ David B. Julie Name: David B. Julie Title: Associate Director By: /s/ Mary E. Evans Name: Mary E. Evans Title: Associate Director

BAYERISCHE HYPO UND VEREINSBANK AG, NEW YORK BRANCH, as a Lender By: /s/ Craig Pinsly Name: Craig Pinsly Title: Director By: /s/ Paul Dolan Name: Paul Dolan Title: Director

Citizens Bank of Pennsylvania, as a Lender By: /s/ Leslie D. Broderick Name: Leslie D. Broderick Title: Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender By: /s/ Mark Walton Name: Mark Walton Title: Authorized Signatory

MORGAN STANLEY BANK, as a Lender By: /s/ Daniel Twenge Name: Daniel Twenge Title: Authorized Signatory

Royal Bank of Canada, as a Lender By: /s/ Howard Lee Name: Howard Lee Title: Authorized Signatory

Sovereign Bank, as a Lender By: /s/ Kimberly Tavares Name: Kimberly Tavares Title: Vice President

WESTLB AG, NEW YORK BRANCH, as a Lender By: /s/ Lillian Tung Lum Name: Lillian Tung Lum Title: Executive Director By: /s/ Stephen M. Toth Name: Stephen M. Toth Title: Director

Societe Generale, as a Lender By: /s/ Shelley Yu Name: Shelley Yu Title: Vice President

Mega International Commercial Bank Co., Ltd., New York Branch, as a Lender By: /s/ Tsang-Pei Hsu Name: Tsang-Pei Hsu Title: VP & DGM

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. SILICON VALLEY BRANCH, as a Lender By: /s/ Kuang Hua Wei Name: Kuang Hua Wei Title: SVP & General Manager

Mega International Commercial Bank Co., Ltd. Chicago Branch, as a Lender By: /s/ Cheng Chuan Lin Name: Cheng Chuan Lin Title: Vice President & General Manager

PNC Bank N.A., as a Lender By: /s/ Janell Blue Name: Janell Blue Title: Senior Vice President

Union Bank of California, N.A., as a Lender By: /s/ Peter Thompson Name: Peter Thompson Title: Vice President

Chang Hwa Commercial Bank, Ltd., New York Branch, as a Lender By: /s/ Jim C.Y. Chen Name: Jim C.Y. Chen Title: V.P. & General Manager

Regions Bank, as a Lender By: /s/ David L Waller Name: David L. Waller Title: Senior Vice President

TAIWAN BUSINESS BANK, as a Lender By: /s/ Ben Chou Name: Ben Chou Title: VP & General Manager

Cathay United Bank, as a Lender By: /s/ Allen Peng Name: Allen Peng Title: EVP & General Manager

First Commercial Bank, New York Agency, as a Lender By: /s/ Bruce M.J. Ju Name: Bruce M.J. Ju Title: SVP & General Manager

Bank Leumi USA, as a Lender By: /s/ Joung Hee Hong Name: Joung Hee Hong Title: First Vice President

Bank of Communications Co., Ltd., New York Branch, as a Lender By: /s/ Shelley He Name: Shelley He Title: Deputy General Manager

THE BANK OF EAST ASIA, LTD., NEW YORK BRANCH, as a Lender By: /s/ Stanley H. Kung Name: Stanley H. Kung Title: SVP & Chief Lending Officer By: /s/ Danny Leung Name: Danny Leung Title: SVP & Controller

TAIPEI FUBON COMMERCIAL BANK, NEW YORK AGENCY, as a Lender By: /s/ Sophia Jing Name: Sophia Jing Title: VP & General Manager

Schedule 1.1(b)

Mandatory Cost Formulae

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or (b) the requirements of the European Central Bank.

On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Administrative Agent's Office.

The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to a Loan denominated in English Pounds Sterling:

AB + C (B - D) + E * 0.01
100 - (A + C)

per cent. per annum

in relation to a Loan in any Currency other than English Pounds Sterling:

E * 0.01
300

per cent. per annum.

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Applicable Percentage and the Mandatory Cost and, if an Event of Default has occurred and is continuing and the default rate of interest is then applicable, the additional rate of interest pursuant to the default rate set forth in Section 2.9) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per 1,000,000.

For the purposes of this Schedule:

"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per 1,000,000 of the Tariff Base of that Reference Bank.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

the jurisdiction of its lending office; and

any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as the Administrative Agent's Applicable Lending Office.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.